Registration No. 333-124781

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
Form F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Domtar Inc.
(Exact name of registrant as specified in its charter)

Canada	2621	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number, if applicable)	(I.R.S. Employer Identification Number, if applicable)
395 de Maisonneuve Blvd. West
Montreal, Quebec, Canada H3A 1L6
(514) 848-5400
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8690
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
Copies of all communications to:

Alan H. Paley, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Gilles Pharand, Esq. General Counsel Domtar Inc. 395 de Maisonneuve Blvd. West Montreal, Quebec Canada H3A 1L6 (514) 848-5400

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
Province of Quebec, Canada
(Principal jurisdiction regulating this offering)
     It is proposed that this filing shall become effective (check appropriate box):

A. ☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☑	at some future date (check the appropriate box below).

1. ☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2. ☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3. ☑	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.    ☑

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

Prospectus
Debt Securities
US$500,000,000
        By this prospectus, we may offer from time to time debt securities in an aggregate principal amount of up to US$500,000,000 (or its equivalent in any other currency used to denominate the debt securities) during the 25 month period that this short form base shelf prospectus, including any amendments hereto, remains valid.
      We will provide specific terms of the debt securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. A supplement may also change or update information contained in this prospectus.
      We will not use this prospectus to confirm sales of any of the debt securities unless it is accompanied by a prospectus supplement.
      Unless we state otherwise in a prospectus supplement, we will not list any of the debt securities on any securities exchange.

      Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

      Investing in the debt securities involves risks. See “Risk Factors” beginning on page 20 of this prospectus.
      We are permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles, and they may be subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.
      Owning the debt securities may subject you to tax consequences both in the United States and Canada. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement.
      Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated under the laws of Canada, some of our officers and directors and some of the experts named in this prospectus are Canadian residents, and certain of our assets and the assets of those officers, directors and experts are located outside the United States.

The date of this prospectus is May 17, 2005.

      You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

      Unless otherwise specified or the context otherwise requires, in this prospectus, “Domtar”, “we”, “us” and “our” refer to Domtar Inc., its subsidiaries, its 50% investment interest in Norampac Inc., and its other joint ventures. In accordance with industry practice, in this prospectus we use the term “ton” when referring to a short ton, an imperial unit of measurement which equals 0.9072 metric tonnes, and the term “tonne” when referring to a metric tonne. In this prospectus, unless otherwise indicated, all dollar amounts are expressed in, and the term “dollars” and the symbol “$” refer to, Canadian dollars. The term “US dollars” and the symbol “US$” refer to the United States dollars. Except as otherwise indicated, all financial statements and financial data contained in this prospectus and in the documents incorporated by reference in this prospectus have been prepared in accordance with Canadian generally accepted accounting principles, or Canadian GAAP, which may differ from United States generally accepted accounting principles, or US GAAP.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Autorité des marchés financiers in Canada and with the United States Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this process, we may sell the securities described in this prospectus from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell debt securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering of debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The Rules of the SEC and the Canadian securities commissions or similar authorities allow us to incorporate by reference information in this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and certain information that we file or furnish later with the SEC or the Canadian securities commissions or similar authorities will automatically update and supersede this information. See “Documents Incorporated by Reference.”
      You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
      No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Domtar, or any underwriter, agent or dealer. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Domtar since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
DOCUMENTS INCORPORATED BY REFERENCE
      The following documents of Domtar, filed with the various securities commissions or similar authorities in each of the provinces and territories of Canada and with the SEC, are specifically incorporated by reference into and form an integral part of this short form prospectus:

•	the Annual Information Form dated March 24, 2005 for the year ended December 31, 2004;

•	the audited consolidated balance sheets as at December 31, 2004 and 2003 and the audited consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2004, together with the related notes thereto and the auditors’ report on these audited consolidated financial statements;

•	the Management’s Discussion and Analysis for the fiscal year ended December 31, 2004 covering the three-year period ending on such date;

•	the Management Proxy Circular dated March 24, 2005 relating to the meeting of shareholders held on April 28, 2005; and

•	the unaudited interim consolidated financial statements for the three months ended March 31, 2005 (including Management’s Discussion and Analysis relating thereto) and March 31, 2004.
      Any documents of the type referred to in the preceding paragraph, any interim financial statements and any material change reports (excluding confidential material change reports) filed by us with the securities commissions or similar authorities in the provinces and territories of Canada, subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference in this prospectus.

      We also incorporate by reference each of the following documents that we will file with or furnish to the SEC during the 25 month period that this prospectus remains valid:

•	reports filed or furnished pursuant to Sections 13(a) and (c) of the US Securities Exchange Act of 1934, as amended, or the Exchange Act; and

•	any reports filed or furnished pursuant to Section 15(d) of the Exchange Act;
in each case, including reports on Form 6-K if and to the extent specified in such Form 6-K as being incorporated by reference in this prospectus.
      Copies of the documents incorporated by reference and of the permanent information record may be obtained on request without charge from the secretary of Domtar Inc., 395 de Maisonneuve Boulevard West, Montreal, Quebec H3A 1L6 (telephone (514) 848-5400).
      Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus, to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or replaces such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute a part of this prospectus.
      Upon a new annual information form and the related annual audited consolidated financial statements together with the auditors’ report thereon and management’s discussion and analysis contained therein being filed by us with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form, the previous annual audited consolidated financial statements and all interim financial statements, quarterly management’s discussion and analysis, material change reports and management proxy circulars filed prior to the commencement of the financial year in which the new annual information form was filed no longer shall be deemed to be incorporated by reference in this prospectus for the purpose of future offers and sales of debt securities hereunder.
      A prospectus supplement containing the specific terms of an offering of debt securities, updated disclosure of earnings coverage ratios, if applicable, and other information in relation to those debt securities will be delivered to purchasers of such debt securities together with this prospectus and shall be deemed to be incorporated by reference into this prospectus as of the date of such prospectus supplement solely for the purposes of the offering of the debt securities covered by that prospectus supplement.
FORWARD-LOOKING STATEMENTS
      This prospectus, and the documents incorporated by reference in this prospectus, may contain forward-looking statements relating to trends in, or representing management’s beliefs about, Domtar’s future growth, results of operations, performance and business prospects and opportunities. These forward-looking statements are generally denoted by the use of words such as “anticipate”, “believe”, “expect”, “intend”, “aim”, “target”, “plan”, “continue”, “estimate”, “may”, “will”, “should” and similar expressions. These statements reflect management’s current beliefs and are based on information currently available to management. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to known and unknown risks and uncertainties such as, but not limited to, general economic and business conditions, product selling prices, raw material and operating costs, changes in foreign currency exchange rates, our ability to integrate acquired businesses into our existing operations, and other factors referenced herein and in Domtar’s continuous disclosure filings. These factors should be considered carefully and prospective investors should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this prospectus, and the documents incorporated herein by reference, are based upon what management believes to be reasonable estimates and assumptions, Domtar cannot assure prospective purchasers that actual results will not be materially different from those expressed or implied by these forward-looking statements. Domtar assumes no obligation to update or revise these forward-looking statements to reflect new events or circumstances. These risks, uncertainties and other factors include, among other things, those discussed under “Risk Factors” as well as those discussed elsewhere in this prospectus.
DOMTAR INC.
      Domtar Inc. was formed in 1929 under the laws of Canada and was continued under the Canada Business Corporations Act by a certificate of continuance dated December 30, 1977 and subsequently amalgamated with certain wholly-owned subsidiaries by certificates of amalgamation dated December 31, 1977, October 31, 1978 and July 31, 1979. The first two of these certificates of amalgamation were issued in the course of the consolidation of substantially all of our Canadian operations into a single corporation. The July 31, 1979 certificate of amalgamation confirmed our amalgamation with two wholly-owned subsidiaries. On January 1, 2000, Domtar Inc. amalgamated with its wholly-owned subsidiary E.B. Eddy Forest Products Ltd., to continue under the name of Domtar Inc.
      Our significant subsidiaries are Domtar Industries Inc., Domtar A.W. Corp., Domtar Maine Corp. and Ris Paper Company, Inc., all of which are 100% owned. Domtar Industries Inc., Domtar A.W. Corp. and Domtar Maine Corp. are incorporated in the State of Delaware and Ris Paper Company, Inc. is incorporated in the State of New York. We do not hold any non-voting shares in these subsidiaries.
      Domtar has approximately 10,600 employees across North America. Our head and principal office is located at 395 de Maisonneuve Boulevard West, Montreal, Quebec H3A 1L6 and our telephone number is (514) 848-5400.
      Our reporting segments correspond to the following business activities: Papers, Paper Merchants, Wood and Packaging.
Papers
      We are the third largest integrated manufacturer and marketer of uncoated freesheet paper in North America. We operate six pulp and paper facilities in Canada and five in the United States, with an annual paper production capacity of approximately 2.6 million tons of paper, which are complemented by strategically located warehouses and sales offices. More than 50% of our paper production capacity is located in the United States and approximately 90% of our paper sales are made to customers in that country. Uncoated and coated freesheet papers, our principal products, are used for business, commercial printing and publication, and technical and specialty applications.
      We sell paper through a large network of owned and independent merchants that distribute our paper products throughout North America. We also sell our products to a variety of customers including business offices, office equipment manufacturers, retail outlets, commercial printers, publishers and converters. In addition, we sell pulp in excess of our own internal requirements. We also purchase pulp to optimize paper production and freight costs. In 2004, our net market pulp position (shipments less purchases) was approximately 700,000 tons.
      Our Papers business is our most important segment and represented 56% of our consolidated sales during the year ended on December 31, 2004, or 62% when including sales of Domtar paper through our own Paper Merchants business.

Paper Merchants
      Our Paper Merchants business comprises the purchasing, warehousing, sale and distribution of various products made by us, as well as by other manufacturers. These products include business and printing papers, graphic arts supplies and certain industrial products. Domtar-owned paper merchants operate in the United States and Canada. Our Canadian paper merchants operate a total of eight branches in eastern Canada (three by Buntin Reid in Ontario, two by JBR/ La Maison du Papier in Quebec and three by The Paper House in the Atlantic Provinces) while our U.S. paper merchant (Ris Paper) services a large customer base from 20 locations in the Northeast, Midwest and the Mid-Atlantic regions of the United States. Our Paper Merchants business represented 21% of our consolidated sales during the year ended on December 31, 2004, or 15% when excluding sales of Domtar paper.
Wood
      Our Wood business comprises the manufacturing and marketing of lumber and wood-based value-added products from our operating facilities in Ontario and Quebec, as well as the management of forest resources in Ontario and Quebec. We operate 10 sawmills (six in Quebec and four in Ontario, following the permanent closure of the Chapleau sawmill effective March 6, 2005) and one remanufacturing facility (in Quebec), with an aggregate annual capacity of approximately 1.1 billion board feet of lumber. We also have investments in four businesses that produce wood products. We seek to optimize 18 million acres of forestlands directly licensed or owned by us in Canada and the United States through efficient management and the application of certified sustainable forest management practices such that a continuous supply of wood is available for future needs. Our Wood business represented 11% of our consolidated sales during the year ended December 31, 2004.
Packaging
      Our Packaging business comprises our 50% ownership interest in Norampac Inc. (Norampac), a joint venture between Domtar Inc. and Cascades Inc. We do not manage the day-to-day operations of Norampac. The Board of Directors of Norampac is composed of four representatives from each of Domtar Inc. and Cascades Inc. The Chairman of the Board is proposed by Domtar Inc. and appointed by the Board, while the President and Chief Executive Officer is proposed by Cascades Inc. and appointed by the Board. Norampac’s debt is non-recourse to Domtar Inc. As required by Canadian GAAP, we account for our 50% interest in Norampac using the proportionate consolidation method. Norampac’s network of 25 corrugated packaging plants, strategically located across Canada and the United States, provides full-service packaging solutions and produces a broad range of products. Norampac’s eight containerboard mills (located in Ontario, Quebec, British Columbia, New York State and northern France), having a combined annual capacity of approximately 1.6 million tons, directly or indirectly supply essentially all the container-board requirements of the converting plants. Our Packaging business represented 12% of our consolidated sales during the year ended December 31, 2004.
RECENT DEVELOPMENTS
      On May 11, 2005, Standard & Poor’s Ratings Services announced it had lowered our long-term corporate credit and senior unsecured debt ratings to BB+ (stable outlook) from BBB- (negative outlook). On May 11, 2005, Moody’s Investors Service announced it had placed our Baa3 senior unsecured debt rating on review for possible downgrade.
USE OF PROCEEDS
      Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of debt securities described in this prospectus for general corporate purposes, including refinancing of existing debt.

EARNINGS COVERAGE
      The following consolidated earnings coverage ratios are calculated as at December 31, 2004 and March 31, 2005, and give effect to the issuance, repayment or redemption of all long term debt of Domtar Inc. and its subsidiaries since December 31, 2004. These earnings coverage ratios do not give effect to the proposed issuance of any debt securities pursuant to this prospectus and any prospectus supplement, since the aggregate principal amounts and the terms of such securities are not presently known. Domtar’s interest requirements amounted to $154 million and $148 million for the 12 months ended December 31, 2004 and March 31, 2005, respectively. Domtar’s earnings before interest, income tax and non-controlling interest for the 12 months ended December 31, 2004 and March 31, 2005, were $54 million and $121 million, respectively. The incremental dollar amount of earnings required to attain a ratio of one-to-one would have been $100 million and $27 million for these periods.
DESCRIPTION OF DEBT SECURITIES
      We may issue the debt securities in one or more series under an indenture, which we refer to as the indenture, between us and JPMorgan Chase Bank, as trustee. The following description of the terms and provisions of the debt securities and the indenture is a summary. It summarizes only those portions of the indenture that we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indenture, and not this summary, which defines your rights as a debtholder. There may be other provisions in the indenture which are also important to you. You should read the indenture for a full description of the terms of the debt securities. A copy of the form of indenture is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture. In this section only, “we”, “us”, “our” or “Domtar” refer only to Domtar Inc. without any of its subsidiaries.
      Under applicable Canadian law, a Canadian licensed trust company may be required to be appointed as co-trustee under the indenture in certain circumstances. We will apply to the appropriate Canadian regulatory authorities for exemptive relief from this and other requirements of Canadian law applicable to the indenture. If we do not obtain such relief, we will comply with the applicable legislative requirements at the time of the applicable offering.
The Debt Securities are Unsecured Obligations
      Our debt securities will be unsecured obligations and will rank equally with all of our existing and future unsecured and unsubordinated obligations. We conduct a substantial portion of our operations through subsidiaries and the debt securities will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.
      Unless we state otherwise in the applicable prospectus supplement, the indenture will not limit us or our subsidiaries from incurring additional indebtedness or issuing other secured or unsecured debt under the indenture or any other indenture that we may have entered into or enter into in the future.
Terms of the Debt Securities
      We may issue debt securities in one or more series, through a supplement to the indenture or through a resolution of our board of directors or an authorized committee of our board of directors. You should refer to the applicable prospectus supplement for the specific terms of the debt securities. These may include the following:

•	the title, designation and purchase price;

•	any limit upon the aggregate principal amount of the series;

•	the maturity date(s) or the method of determining the maturity date(s);

•	the interest rate(s), if any, or the method for calculating the interest rate(s), if any;

•	the interest payment dates and the record dates for the interest payments;

•	the circumstances, if any, in which interest may be deferred;

•	the dates from which interest will accrue and the method of determining those dates;

•	the place or places where we will pay principal, premium, if any, and interest and where you may present the debt securities for registration of transfer or exchange;

•	the place or places where notices and demands relating to the debt securities and the indenture may be made;

•	any redemption or early payment provisions;

•	any sinking fund or other similar provisions;

•	authorized denominations if other than denominations of US$1,000;

•	currency, currencies, or currency units, if other than the currency of the United States, in which principal, premium, if any, and interest will be paid, or in which the debt securities will be denominated;

•	any additions, modifications or deletions in the events of default or covenants specified in the indenture relating to the debt securities;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any additions or changes to the indenture necessary to permit or facilitate issuing the debt securities of any series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	if the amount of payments of principal, premium, if any, and interest on the debt securities may be determined with reference to an index and how such amounts will be determined;

•	whether a temporary global security will be issued and the terms upon which temporary debt securities may be exchanged for definitive debt securities;

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for any global securities;

•	the appointment of any paying agent(s);

•	the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities or cash or property of Domtar or any other person and any changes to the indenture to permit or facilitate such conversion or exchange; and

•	other specific terms, including any additional events of default or covenants, not inconsistent with the provisions of the indenture.
      (Section 301 of the indenture)
Special Payment Terms of the Debt Securities
      We may issue one or more series of debt securities at a substantial discount below their stated principal amount. These debt securities may bear no interest or interest at a rate which at the time of issuance is below market rates. We will describe any Canadian and United States federal tax consequences and special considerations relating to any series of debt securities in the applicable prospectus supplement.

      The purchase price of the debt securities of any series may be payable in one or more foreign currencies or currency units. The debt securities of any series may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest on the debt securities of any series may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, Canadian and United States federal income tax considerations, specific terms and other information relating to any such series of debt securities and any foreign currencies or foreign currency units in the applicable prospectus supplement.
      If we use any index to determine the amount of payments of principal of, premium, if any, or interest on any series of debt securities, we will also describe in the applicable prospectus supplement the special Canadian and United States federal income tax, accounting and other considerations applicable to the debt securities of that series.
Denominations, Registration and Transfer
      Unless we state otherwise in the applicable prospectus supplement, we will issue the debt securities in fully registered form without coupons and in denominations of US$1,000 and integral multiples of US$1,000. (Section 302 of the indenture)
      Except as we may describe in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same issue and series, in any authorized denominations, of a like aggregate principal amount and having the same terms. You may present debt securities for exchange as described above, or for registration of transfer, at the office of the security registrar. You will not incur a service charge but you will be required to pay any taxes and other governmental charges as described in the indenture. We will appoint the trustee as security registrar under the indenture. (Section 305 of the indenture)
Global Debt Securities
      We may issue all or any part of a series of debt securities in the form of one or more global securities that will be deposited with a depositary. Unless we state otherwise in the applicable prospectus supplement, the depositary will be the Depository Trust Company, or DTC. We will issue global debt securities in registered form and in either temporary or definitive form. Unless it is exchanged for individual debt securities, a global security may not be transferred except:

•	by the depositary to its nominee;

•	by a nominee of the depositary to the depositary or another nominee; or

•	by the depositary or any nominee to a successor of the depositary, or a nominee of the successor. (Section 305 of the indenture)
      We will describe the specific terms of the depositary arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depositary arrangements.

Beneficial Interests in a Global Debt Security
      If we issue a global debt security, the depositary for the global debt security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the debt securities represented by the global debt security to the accounts of persons that have accounts with it. We refer to those persons as “participants” in this prospectus. The accounts will be designated by the dealers, underwriters or agents for the debt securities, or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global debt security will be limited to participants or persons who may hold interests through participants. Ownership and transfers of beneficial interests in the global debt security will be shown on, and transactions can be effected only through, records maintained by the applicable depositary or its nominee, for interests of participants, and the records of participants, for interests of persons who hold through participants. The laws of some states may require that you take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global debt security.
      So long as the depositary or its nominee is the registered owner of a global debt security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture. Except as provided below under “Issuance of Individual Debt Securities”, you

•	will not be entitled to have any of the debt securities represented by the global debt security registered in your name;

•	will not receive or be entitled to receive physical delivery of any debt securities in definitive form; and

•	will not be considered the owner or holder of the debt securities under the indenture.

Payments of Principal, Premium and Interest
      We will make principal, premium, if any, and interest payments on global debt securities to the depositary that is the registered holder of the global debt security or its nominee. The depositary for the global debt securities will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global debt security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.
      We expect that the depositary or its nominee, upon receipt of any principal, premium or interest payment, immediately will credit participants’ accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in the global debt security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of those participants.
Issuance of Individual Debt Securities
      Unless we state otherwise in the applicable prospectus supplement, if a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities in exchange for the global debt security. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities represented by one or more global debt securities. If that occurs, we will issue individual debt securities in exchange for the global debt security.
      Further, we may specify that you may, on terms acceptable to us, the trustee and the depositary, receive individual debt securities in exchange for your beneficial interest in a global debt security, subject to any limitations described in the prospectus supplement relating to the debt securities. In that instance, you will be entitled to physical delivery of individual debt securities equal in principal amount to that beneficial interest and to have the individual debt securities registered in your name. Unless we otherwise specify, we will issue those individual debt securities in denominations of US$1,000 and integral multiples of US$1,000. (Section 305 of the indenture)
Payment of Additional Amounts
      The indenture provides that we will make all payments of principal, premium, if any, and interest on the debt securities of any series free and clear of, and without withholding or deduction for, or on account of, any taxes, duties, levies, imposts, assessments or other governmental charges (which we refer to in this prospectus as “taxes”) imposed or levied by or on behalf of the government of Canada or of any province or territory thereof or any political subdivision thereof, or by any authority or agency therein or thereof having power to impose or levy taxes, unless such withholding or deduction is required by law or by the interpretation or administration thereof. In the event we are required to withhold or deduct, we will pay such additional amounts as may be necessary so that the net amount received by each holder of affected debt securities, after such withholding or deduction, will equal the amount that the holder would have received without such withholding or deduction. We refer to such payments in this prospectus as “additional amounts.” We will not pay additional amounts:

•	to the extent that the taxes are imposed or levied by virtue of the beneficial owner of the debt securities being a natural or legal person with whom we do not deal at arm’s length, for purposes of relevant Canadian tax law, at the time such payment is made;

•	to the extent that the taxes are imposed or levied by virtue of the beneficial owner of the debt securities not complying with any certification, identification, information, documentation or reporting requirement if such compliance is legally required to exempt the beneficial owner from, or to reduce the amount of, such deduction or withholding; or

•	to the extent that the taxes are imposed or levied by virtue of the beneficial owner of the debt securities carrying on its business in or being connected with Canada or any province or territory thereof, other than by virtue of the mere holding of, or receiving payments on, the debt securities. (Section 1012 of the indenture)
Redemption

General
      Unless we state otherwise in the applicable prospectus supplement, the debt securities will not be subject to any sinking fund.
      Unless we state otherwise in the applicable prospectus supplement, we may, at our option and at any time, redeem any series of debt securities, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest up to but not including the redemption date. (Section 1101 of the indenture) We may redeem debt securities in part only in the amount of US$1,000 or integral multiples of US$1,000 or, if the authorized denomination of such debt securities is other than US$1,000, in the amount of such other denomination or integral multiples of such denomination. (Section 1102 of the indenture)
      We will mail notice of any redemption of your debt securities at least 30 days but not more than 60 days before the redemption date to you at your registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or the portions called for redemption. (Sections 1105, 1107 of the indenture)
Covenants

Consolidation, Merger and Sale of Assets
      We will not consolidate with, amalgamate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, and no person may consolidate with or merge into us, unless:

•	we will be the surviving company in any merger, amalgamation or consolidation,

•	if we consolidate with, amalgamate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is an entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia, or the laws of Canada or any province or territory thereof, and the successor entity expressly assumes our obligations relating to the debt securities,

•	immediately after giving effect to the consolidation, amalgamation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default, and

•	other conditions described in the indenture are met.
      This covenant would not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of our wholly owned subsidiaries to us or to our other wholly owned subsidiaries. In addition, this covenant would not apply to any recapitalization transaction, a change of control of Domtar Inc. or a highly leveraged transaction unless such transaction or change of control were structured to include a merger, amalgamation or consolidation by us or the conveyance, transfer or lease of our properties and assets substantially as an entirety. (Section 801 of the indenture)

Negative Pledge
      With certain exceptions set forth below, the indenture provides that neither we nor our restricted subsidiaries may create, incur, assume or permit to exist any indebtedness for borrowed money (including any guarantees of indebtedness for borrowed money) that is secured by a mortgage, lien, pledge, or other security interest (which we refer to in this prospectus as a “mortgage”) upon any principal property belonging to us or to any of our restricted subsidiaries, or on any shares of capital stock or debt of any of our restricted subsidiaries, whether such principal property, shares or debt are owned by us or our restricted subsidiaries on the date of the indenture or acquired in the future.
      Unless we state otherwise in the applicable prospectus supplement, the indenture permits us to incur secured debt if we provide that the debt securities will be secured by a mortgage equally and ratably with or in priority to the new secured debt. In this event, we may also provide that any of our other debt, including indebtedness guaranteed by us or by any of our restricted subsidiaries, will be secured equally with or in priority to the new secured debt. In addition, the indenture provides that the restriction on incurring secured indebtedness will not apply to:

•	mortgages in favor of us or any wholly-owned restricted subsidiary;

•	any mortgage to secure a purchase money obligation, so long as the mortgage does not apply to other property owned by us or any restricted subsidiary at the time of the commencement of the construction or improvement of, or immediately prior to the consummation of the acquisition of, the property that is subject to the purchase money obligation;

•	mortgages existing upon any property or asset of the corporation or other entity which is amalgamated or merged with or into or is consolidated into, or substantially all the assets or shares of capital stock of which are acquired by, us or any of our restricted subsidiaries, at the time of such amalgamation, merger, consolidation or acquisition, so long as any such mortgage (1) does not extend to any other property or asset, other than improvements to the property or asset subject to such mortgage and (2) was not incurred in anticipation of such amalgamation, merger, consolidation or acquisition;

•	mortgages securing obligations issued by Canada or any province or territory thereof; the United States, any state thereof or the District of Columbia; or any political subdivision, agency or authority of any of the foregoing, to finance the acquisition, construction or improvement of property subject to such mortgages, including, among other things, mortgages incurred in connection with pollution control, industrial revenue or similar financings;

•	any mortgage required to be given or granted by any restricted subsidiary pursuant to the terms of any trust deed or similar document entered into by such restricted subsidiary prior to the date on which it became a restricted subsidiary;

•	mortgages existing as of the date of the indenture; and

•	extensions, renewals, alterations or replacements of any mortgage referred to in the preceding six clauses, subject to certain limitations specified in the indenture. (Section 1008 of the indenture).

Limitation on Sale and Leaseback Transactions
      The indenture also restricts transactions involving the sale and leaseback by us or any of our restricted subsidiaries of any of our or their principal property, except for leases which will not exceed three years, including renewals, unless the net proceeds of the sale or transfer of the property to be leased are at least equal to the fair market value of such property and unless:

•	the indenture would have allowed us or any of our restricted subsidiaries to create a mortgage on such property to secure debt in an amount at least equal to the attributable obligation (as defined herein) in respect of such sale and leaseback transaction without securing the debt securities pursuant to the terms of the covenant described under “Negative Pledge” above; or

•	within 180 days, we apply an amount equal to the greater of the net proceeds or fair value (as determined in accordance with the applicable provisions of the indenture) of the sale and leaseback transaction to:

•	the voluntary retirement of indebtedness for borrowed money incurred by us or any of our restricted subsidiaries and owed to an unrelated party, which indebtedness matures more than one year after the date on which it was incurred and which is senior to or ranks equally with the debt securities in right of payment; or

•	the purchase of additional property that will constitute or form a part of principal property, and which has a fair market value at least equal to the net proceeds or fair value of the sale and leaseback transaction. (Section 1009 of the indenture)

Exemption for Specified Secured Debt and Sale and Leaseback Transactions
      We and any of our restricted subsidiaries may create additional mortgages securing debt (including extensions, renewals, alterations or replacements thereof) or enter into sale and leaseback transactions without being required to secure the debt securities (in the case of the creation of mortgages) or repay indebtedness or acquire property (in the case of sale and leaseback transactions) so long as the sum of the aggregate amount of this secured debt (not including secured debt that is otherwise permitted as described above under the second paragraph of “Negative Pledge”) and the value of all of these sale and leaseback transactions (not including transactions permitted as described under “Limitation on Sale and Leaseback Transactions”) does not exceed ten percent (10%) of our consolidated net tangible assets. (Sections 1008 and 1009 of the indenture).
Certain Definitions
      When we use the term “attributable obligation”, we mean, in respect of a sale and leaseback transaction, the present value (discounted at the rate of interest implicit in such transaction, if known, or at the rate of 10% if such implicit rate is not known) of the obligation of the lessee for the net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) entered into in connection therewith, such present value to be established as at the date as of which the amount of the payment is determined and in accordance with Canadian GAAP as in effect from time to time. The term “net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of indemnities (other than any constituting basic rent) or maintenance and repairs, insurance, taxes, assessments, water rates, utilities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, production or other measures of economic performance.

      When we use the term “consolidated net tangible assets”, we mean, with respect to any person, the total of all assets appearing on the most recent consolidated balance sheet of such person, less the sum of the following amounts appearing on such consolidated balance sheet:

•	amounts, if any, at which goodwill, trademarks, trade names, copyrights, patents and other similar intangible assets (other than timber licenses) and unamortized stock or debt commission, discount, expense and premium shall appear as assets,

•	all amounts at which investments in subsidiaries which are not being consolidated shall appear on such consolidated balance sheet as assets,

•	the amount of all liabilities appearing on such consolidated balance sheet as current liabilities, and

•	any minority interest appearing on such consolidated balance sheet, all as determined on a consolidated basis in accordance with Canadian GAAP as in effect from time to time, except that our investment in Norampac will be accounted for as an equity investment.
      When we use the term “principal facility”, we mean any mill, converting plant or manufacturing plant owned or leased at the date of the indenture or acquired or leased by us or any subsidiary after such date and which is located within Canada or the United States, other than any mill or plant the fair value of which as determined by our board of directors does not at the time exceed 1% of our consolidated net tangible assets.
      When we use the term “principal property”, we mean, as the context may require, any real or immovable property forming part of or constituting any principal facility or timberlands.
      When we use the term “purchase money obligation”, we mean any indebtedness, whether or not secured, incurred in respect of the cost of acquisition of any property (including shares of capital stock or debt, each as defined in the indenture) or of the cost of construction or improvement of any property acquired, constructed or improved after the date of the indenture, which indebtedness existed at the time of acquisition or was created, issued, incurred, assumed or guaranteed contemporaneously with the acquisition, construction or improvement or within 120 days after the completion thereof (or subsequently if created pursuant to a firm commitment financing arrangement obtained within such 120-day period, provided that the related indebtedness is created within 90 days after the expiration of such 120-day period) and includes any extension, renewal or refunding of any such indebtedness if the principal amount thereof outstanding on the date of such extension, renewal or refunding is not increased.
      When we use the term “restricted subsidiary”, we mean (a) a subsidiary which, as at the end of our then most recently completed fiscal quarter, had consolidated net tangible assets representing 5% or more of our consolidated net tangible assets and owns or leases any interest in a principal property and (b) any other subsidiary which our board of directors shall have determined to be a restricted subsidiary. Any determination mentioned in (b) shall be irrevocable, provided, however, that our board of directors may determine that a restricted subsidiary described in (b) shall cease to be a restricted subsidiary if:

•	a person other than us or a restricted subsidiary shall hold a minority interest in such restricted subsidiary of at least 15% of the common shareholders’ equity (or equivalent equity interests) of such restricted subsidiary, and

•	immediately after such restricted subsidiary becomes an unrestricted subsidiary, no event of default or event which, with the giving of notice or passage of time, would constitute an event of default, shall exist.
      When we use the term “timberlands”, we mean any real or immovable property located within Canada or the United States and (a) which is owned by us or any subsidiary and contains, or (b) with respect to which we or any subsidiary is entitled under any lease, license or similar agreement to cut and remove, standing timber which is (or upon completion of a growth cycle then in process is expected to become) of a commercial quantity and of merchantable quality, other than (i) any such property which at the time of determination is not held primarily for the production of lumber or other wood products,

(ii) any such property the fair value of which as determined by our board of directors does not at the time exceed 1% of our consolidated net tangible assets or (iii) any reserves of oil and gas located under such property.
(Section 101 of the indenture)
Modification of the Indenture
      We and the trustee under the indenture may, without the consent of any holders of debt securities, enter into supplemental indentures that amend, waive or supplement the terms of the indenture for specified purposes. These purposes include:

•	to evidence the succession of another person to us as the obligor under the indenture and the debt securities;

•	to convey, transfer, assign, mortgage or pledge any property to or with the trustee;

•	to surrender any right or power the indenture may confer on us;

•	to provide for the issuance under the indenture of debt securities in bearer form and to provide for exchangeability of such securities for debt securities to be issued under the indenture in fully registered form;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to add to the covenants made in the indenture for the benefit of the holders of all debt securities, or of all debt securities of any particular series;

•	to add any additional events of default;

•	to secure the debt securities;

•	to evidence and provide for the acceptance of appointment by an additional or successor trustee with respect to the debt securities of one or more series;

•	to cure any ambiguity, defect or inconsistency in the indenture, so long as the rights of any holder of debt securities are not adversely affected in any material respect; or

•	to maintain the qualification of the indenture under the Trust Indenture Act or other applicable law.
      (Section 901 of the indenture)
      We and the trustee under the indenture may modify and amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the series of debt securities affected. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of the principal of, or any installment of interest payable on, any outstanding debt security;

•	reduce the principal amount of, or the rate of interest on, any outstanding debt securities or the premium, if any, payable upon the redemption thereof, or the amount of principal of an original issue discount security, that would be due and payable upon redemption of such security or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any outstanding debt security;

•	reduce the amount of principal of a debt security payable upon acceleration of the maturity thereof;

•	change the place of payment or the currency in which the principal of or premium, if any, or the interest on any outstanding debt security is payable;

•	impair your right to institute suit for the enforcement of any payment on or with respect to any outstanding debt security;

•	reduce the percentage of the holders of outstanding debt securities necessary to modify or amend the indenture, to waive compliance with certain provisions of the indenture or certain defaults and consequences of the defaults or to reduce the quorum or voting requirements set forth in the indenture; or

•	modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the debt securities affected; or

•	modify the circumstances under which we must pay certain additional amounts to holders of the debt securities.
      (Section 902 of the indenture)
      The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive provisions of the indenture. (Section 1011 of the indenture) The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive past defaults by us under certain covenants of the indenture which relate to that series. However, a default in the payment of the principal of, premium, if any, or interest on, any debt security of that series or relating to a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected cannot be so waived. (Section 513 of the indenture)
Events of Default
      Under the terms of the indenture, each of the following constitutes an event of default for a series of debt securities:

•	failure to pay principal, or premium, if any, when due;

•	failure to pay any interest when due, continued for 30 days;

•	failure to perform any other covenant contained in the indenture continued for 60 days, after written notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any event of default described in the applicable supplemental indenture or board resolution under which the series of debt securities is issued.
      (Section 501 of the indenture)

Effect of an Event of Default
      If an event of default exists (other than an event of default in the case of certain events of bankruptcy), the trustee or the holders of not less than 25% in aggregate principal amount of a series of outstanding debt securities may declare the principal amount, or, if the debt securities are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of the debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal (or specified) amount will become immediately due and payable. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in aggregate principal amount of a series of outstanding debt securities may, subject to conditions specified in the indenture, rescind and annul that declaration.

      If an event of default in the case of certain events of bankruptcy exists, the principal amount of all debt securities outstanding under the indenture shall automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding debt, become immediately due and payable. (Section 502 of the indenture)
      Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indenture (other than the payment of any amounts on the debt securities furnished to it pursuant to the indenture) at your (or any other person’s) request, order or direction, unless you have (or such other person has) offered to the trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the trustee, the holders of a majority in aggregate principal amount of a series of outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of that series. (Sections 601, 512 of the indenture)

Legal Proceedings and Enforcement of Right to Payment
      You will not have any right to institute any proceeding in connection with the indenture or for any remedy under the indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to debt securities of any series. In addition, the holders of at least 25% in aggregate principal amount of a series of the outstanding debt securities must have made written request, and offered reasonable security or indemnity, to the trustee to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on that debt security on or after the due dates expressed in the debt security (or, in the case of redemption, on or after the redemption date) and to institute a suit for the enforcement of that payment. (Section 507 of the indenture)
      We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture. (Section 1004 of the indenture) The indenture provides that the trustee may withhold notice to you of any default, except in respect of the payment of principal or interest on the debt securities, if it considers it in the interests of the holders of the debt securities to do so. (Section 602 of the indenture)
Satisfaction and Discharge
      The indenture provides that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

•	have become due and payable, or

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and we deposit or cause to be deposited with the trustee, in trust, an amount of money or US government obligations, or a combination thereof (such amount to be certified in the case of US government obligations) sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption, as the case may be, then the indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture. However, we will continue to be obligated to pay all other sums due under the indenture and to provide the officers’ certificates and opinions of counsel described in the indenture. (Section 401 of the indenture)

Defeasance and Covenant Defeasance
      Unless we state otherwise in the applicable prospectus supplement, the indenture provides that we may discharge all of our obligations, other than as to transfers and exchanges, under the debt securities of any series at any time, and that we may also be released from our obligations described above under “Negative Pledge” and “Limitation on Sale and Leaseback Transactions” and certain aspects of our obligations described above under “Consolidation, Merger and Sale of Assets” and from certain other obligations, including obligations imposed by a supplemental indenture, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called “defeasance” and under the second procedure is called “covenant defeasance.”
      Defeasance and covenant defeasance may be effected only if, among other things:

•	we irrevocably deposit with the trustee cash or United States government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of, premium, if any, and interest on all outstanding debt securities of that series;

•	we deliver to the trustee an opinion of counsel in the United States to the effect that:

•	the holders of debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

•	the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the debt securities of such series;
in the case of defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law; and

•	we deliver to the trustee an opinion of counsel in Canada to the effect that:

•	the holders of the debt securities of such series will not recognize income, gain or loss for Canadian federal or provincial income or other tax purposes as a result of such defeasance or covenant defeasance; and

•	the defeasance or covenant defeasance will not otherwise alter those holders’ Canadian federal income tax treatment of principal and interest payments on the debt securities of such series;
in the case of defeasance, this opinion must be based on a ruling of the Canada Customs and Revenue Agency or a change in Canadian income tax law occurring after the date of this prospectus, since that result would not occur under current tax law; and

•	no event of default under the indenture has occurred and is continuing;

•	we are not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada) on the date of such deposit or, in the case of defeasance, at any time during the period ended on the 91st day following such deposit;

•	we have delivered to the trustee an opinion of counsel to the effect that such deposit shall not cause the trustee or the trust so created to be subject to the US Investment Company Act of 1940, as amended; and

•	other conditions specified in the indenture, including the delivery of certain legal opinions and officers’ certificates, have been satisfied. (Article Twelve of the indenture)

Payment and Paying Agents
      Unless we state otherwise in the applicable prospectus supplement, we will pay principal of, premium, if any, and interest on your debt securities at the office of the trustee for your debt securities in the City of New York or at the office of any paying agent that we may designate. We may at any time designate additional paying agents or rescind the designation of any paying agent. We must maintain a paying agent in each place of payment for the debt securities. (Sections 1001, 1002 of the indenture)
      Unless we state otherwise in the applicable prospectus supplement, we will pay any interest on debt securities to the registered owner of the debt security at the close of business on the regular record date for the interest, except in the case of defaulted interest. (Section 307 of the indenture)
      Any moneys deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, and interest on any debt security that remain unclaimed for two years after the principal, premium or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor. (Section 1003 of the indenture)
Enforceability of Judgments
      Since a significant portion of our assets and certain of our subsidiaries, as well as the assets of a number of our directors and officers, are outside the United States, any judgment obtained in the United States against us, including judgments with respect to the payment of principal, premium, if any, or interest on the notes may not be collectible within the United States.
      We have been advised by our Canadian counsel, Ogilvy Renault LLP, that the laws of the Province of Quebec permit a motion to be brought before a court of competent jurisdiction in the Province of Quebec to recognize and enforce a judgment in personam of any federal or state court located in the Borough of Manhattan in the City of New York (the “New York Court”) that is not impeachable as void or voidable under the laws of the State of New York (the “New York Laws”) for a sum certain unless: (i) the New York Court rendering such judgment does not have jurisdiction over the judgment debtor (although submission by us in the indenture to the non-exclusive jurisdiction of the New York Court will be sufficient for that purpose); (ii) such judgment is not final and enforceable at the place it was rendered; (iii) such judgment was rendered in contravention of the fundamental principles of procedure; (iv) there were proceedings pending in the Province of Quebec or judgment was rendered in the Province of Quebec or in a third country meeting the necessary conditions for recognition in the Province of Quebec between the same parties, based on the same facts and having the same object; (v) such judgment is manifestly inconsistent with public order as understood in international relations, as that term is applied by a court of competent jurisdiction in the Province of Quebec; (vi) such judgment enforces obligations arising from the taxation laws of a foreign country, unless there is reciprocity, or arising from other laws of a public nature, such as penal or expropriation laws; (vii) the action to enforce such judgment is not commenced in the Province of Quebec within the applicable prescriptive period; or (viii) the foreign judgment is contrary to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments defined therein.
      If the judgment of the New York Court is rendered by default, the plaintiff must prove that the act of procedure initiating the proceedings was duly served on the defendant (in accordance with the laws of the place where such judgment was rendered, i.e., New York Laws), and a court of competent jurisdiction in the Province of Quebec may refuse recognition or enforcement of the judgment if the defendant proves that, owing to the circumstances, it was unable to learn of the act of procedure or it was not given sufficient time to offer its defense.
      In any such motion brought before a court of competent jurisdiction in the Province of Quebec, the court will confine itself to verifying whether the judgment of the New York Court meets the foregoing requirements without entering into any examination of the merits of the judgment.

      Under the Currency Act (Canada), a court of competent jurisdiction in the Province of Quebec may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a court of competent jurisdiction in the Province of Quebec will render its decision in the Canadian currency equivalent of such foreign currency calculated at the rate of exchange prevailing on the date the judgment become enforceable at the place where it was rendered.
      In the opinion of Ogilvy Renault LLP, there are no reasons under the present laws of the Province of Quebec for avoiding recognition of judgments of a New York Court under the indenture, or the notes issued thereunder, based upon public order as understood in international relations, as the term is applied by a court of competent jurisdiction in the Province of Quebec.
      The recognition and enforceability in the Province of Quebec of any such judgment of the New York Court may be limited by applicable Canadian federal and provincial bankruptcy insolvency, reorganization, arrangement, winding-up, moratorium, or other laws generally affecting the enforceability of creditors’ rights.
      We have also been advised by Ogilvy Renault LLP that an action could be brought against us in the first instance in a court of competent jurisdiction in the Province of Quebec on the basis of civil liability predicated solely upon the United States federal securities laws if such court is satisfied that the United States is the Lex loci delicit (that is, the place where the wrong was committed) for such a claim, subject to such court’s inherent discretion to decline to hear such an action where it is not the convenient forum or where concurrent proceedings are being brought elsewhere.
Governing Law
      The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.
Information Concerning the Trustee
      The trustee under the indenture will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity. (Section 601 of the indenture)
      JPMorgan Chase Bank is the trustee under the indenture. The trustee’s current address is 4 New York Plaza, 15th Floor, New York, New York 10004, Attention: Institutional Trust Services.
      The trustee under the indenture acts as depositary for funds of, makes loans to, and/or performs other services for, us and our subsidiaries in the normal course of business.
Consent to Jurisdiction and Service
      Domtar has designated CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its authorized agent for service of process in the United States in any suit, action or proceeding with respect to the indenture or any debt securities. (Section 116 of the indenture)
PLAN OF DISTRIBUTION
      We may offer and sell the debt securities to or through underwriters or dealers purchasing as principals, and may also sell the debt securities to one or more purchasers directly or through agents. Debt securities may be sold from time to time in one or more transactions at a fixed price or prices, or at non-fixed prices. If offered on a non-fixed price basis, the debt securities may be offered at prevailing market prices at the time of sale or at prices to be negotiated with purchasers. The prices at which the debt securities may be offered may vary as between purchasers and during the period of distribution; consequently, any dealer’s overall compensation will increase or decrease by the amount by which the aggregate price paid for the debt securities by the purchasers exceeds or is less than the gross proceeds paid by the dealers, acting as principals, to us.
      If, in connection with the offering of debt securities at a fixed price or prices, the underwriters, dealers or agents, as the case may be, have made a bona fide effort to sell all of the debt securities at the initial offering price fixed in the applicable prospectus supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such prospectus supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the debt securities is less than the gross proceeds paid by the underwriters to us.
      A prospectus supplement will identify each underwriter, dealer or agent engaged by us, as the case may be, in connection with the offering and sale of a particular series or issue of debt securities, and will also set forth the terms of the offering, including the public offering price (or the manner of determination thereof if offered on a non-fixed price basis), the proceeds to us and any compensation payable to the underwriters, dealers or agents.
      We may solicit directly offers to purchase the debt securities, and we may directly sell the debt securities to institutional or other investors. We will describe the terms of any direct sales in the applicable prospectus supplement.
      We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts. If we use delayed delivery contracts we will disclose that we are using them in the applicable prospectus supplement and will describe the terms and conditions in the applicable prospectus supplement, including:

•	when we will demand payment and delivery of the debt securities under the delayed delivery contracts; and

•	the commission that underwriters and agents soliciting purchases of the debt securities under delayed delivery contracts will be entitled to receive.
      Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of the debt securities may be entitled to indemnification by us against certain liabilities, including liabilities arising out of any misrepresentation in this prospectus and the documents incorporated by reference herein, other than liabilities arising out of a misrepresentation made by underwriters, dealers or agents who participate in the offering of the debt securities. The underwriters, dealers or agents with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
      In connection with any offering of debt securities, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions which stabilize or maintain the market price of the debt securities of such series or issue at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. Unless indicated in the applicable prospectus supplement, we do not expect to apply to list the debt securities on a securities exchange. Any underwriters, dealers or agents to or through whom debt securities are sold by us for public offering and sale may make a market in the debt securities, but such underwriters, dealers or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that a trading market in the debt securities of any series or issue will develop or as to the liquidity of any trading market for the debt securities.
      Unless we state otherwise in the applicable prospectus supplement, the debt securities will not be qualified for sale under the securities laws of Canada or any province or territory of Canada, and may not be offered or sold, directly or indirectly, in Canada or to residents of Canada in contravention of the securities laws of any province or territory of Canada. Each underwriter and each dealer participating in the distribution of debt securities will agree that, unless otherwise indicated in the applicable prospectus supplement, it will not, directly or indirectly, offer, sell or deliver any debt securities purchased by it in connection with such distribution, in Canada or to residents of Canada in contravention of the securities law of any province or territory of Canada.

RISK FACTORS
      You should carefully consider the risks described below and the other information in this prospectus before investing in our debt securities. The risks and uncertainties described below are not the only ones we may face. Additional risks and uncertainties that we are unaware of, or that we currently deem to be immaterial, may also become important factors that affect us. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected, with the result that the trading price of our debt securities could decline and you could lose all or part of your investment.
Product Prices and Industry Conditions
      Our financial performance is sensitive to the selling prices of our products that are impacted by supply and demand.
      The markets for most paper, pulp, lumber and packaging products are cyclical and are influenced by a variety of factors beyond our control. These factors include periods of excess product supply due to industry capacity additions, periods of decreased demand due to weak general economic activity in North America or international markets, inventory de-stocking by customers, and fluctuations in currency exchange rates. Demand for lumber also depends on the level of housing starts, commercial building activity and the availability and cost of mortgage financing.
      In addition, we may compete with product substitutes, which can impact demand for our products. Our paper products compete with electronic transmission and document storage alternatives, as well as grades of paper we do not produce. As the use of these alternatives grows, demand for our paper products may decline or shift to other paper grades. Moreover, demand for some of our wood products may decline if customers purchase steel alternatives. Demand for some of our corrugated container products may decline if customers purchase plastic alternatives.
      During periods of low prices, we have experienced in the past, and could experience in the future, reduced revenues and margins, resulting in substantial declines in profitability and sometimes, net losses.
      Any substantial shift in demand for our products or sustained period of low prices could have a material adverse effect on our business, financial results and financial condition, including, but not limited to, facility closures or impairment of assets.
Foreign Exchange
      The revenues for most of our products are affected by fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar. As a result, any decrease in the value of the U.S. dollar relative to the Canadian dollar reduces our profitability. Our U.S. dollar sales, net of U.S. dollar purchases for our operating activities, represent approximately US$1 billion annually (excluding Norampac). In addition, our sales in Canada are impacted by the exchange rate fluctuations, as the prices for many of our products are generally driven by U.S. prices of similar products. Our exposure to the U.S. dollar is reduced by interest on our U.S. dollar denominated debt (approximately $0.1 billion annually, excluding Norampac). Exchange rate fluctuations are beyond our control and the U.S. dollar may continue to depreciate against the Canadian dollar in the future, which would result in lower revenues and margins. Sustained periods of a strong Canadian dollar could have a material adverse effect on our business, financial results and financial condition, including, but not limited to, facility closures or impairment of assets.
Operational Risks
      The activities conducted by our businesses are subject to a number of operational risks including competition, performance of key suppliers and distributors, renewal of collective agreements, regulatory risks, successful integration of new acquisitions, retention of key personnel and reliability of information systems. In addition, operating costs for our businesses can be affected by changes in energy prices, fiber prices, other raw material prices and freight costs as a result of changing economic or political conditions or due to particular supply and demand considerations.

Fiber supply
      We use hardwood and softwood fiber for the production of paper and softwood for the production of lumber. Our forestry strategy is to optimize wood flows within our fiber supply area and to maximize value and minimize cost while securing an adequate wood supply for our operations. Our hardwood and softwood fiber resources are obtained from harvesting rights on public lands, purchases from third parties and from our owned land.
      The Province of Quebec has adopted new legislation, which became effective April 1, 2005, that reduces allowable wood-harvesting volumes by an average of 20% on public lands and 25% on territories covered by an agreement between the Government of Quebec and the Cree First Nations. As a result, the amount of fiber we are permitted to harvest annually under our existing licenses from the Quebec government will be reduced by approximately 500,000 cubic meters. This will only affect the supply of fiber for our Northern Quebec softwood sawmill and market pulp operations.
      We are currently working on finding solutions such as seeking alternate sources of fiber. If we are unable to maintain an adequate supply of fiber, our Northern Quebec softwood sawmill and market pulp operations would have to operate significantly below their capacity, which would have a material adverse impact on these operations and may result in closures or impairment of assets.
      There is no assurance that access to fiber will continue at the same levels achieved in the past. The cost of hardwood and softwood fiber and the availability of wood chips may be affected.
Environment
      We are subject to U.S. and Canadian environmental laws and regulations for effluent and air emissions, harvesting, silvicultural activities, waste management and groundwater quality, among others. These laws and regulations require us to obtain and comply with the authorization requirements of the appropriate governmental authorities, who exercise considerable discretion for permit issuances and their timing. Changes in environmental laws and regulations and/or their application may require us to make significant expenditures that could negatively impact our financial results and financial condition.
      Failure to comply with applicable environmental laws, regulations and permit requirements may result in fines, penalties or enforcement actions by the regulators, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of environmental control equipment or remedial actions, any of which could entail significant expenditures and negatively impact our financial results and financial condition.
      We continue to take remedial action under our Care and Control program at a number of former operating sites, especially in the wood preserving sector, due to possible soil, sediment or groundwater contamination. The investigation and remediation process is lengthy and subject to the uncertainties of changes in legal requirements, technological developments and the allocation of liability among potentially responsible parties.
      In addition, the pulp and paper industry in the United States is subject to Cluster Rules and Boiler M.A.C.T. (Maximum Achievable Control Technology) Rules that further regulate effluent and air emissions. We comply with all present regulations in all material respects.
Lumber Export Duties
      The United States Department of Commerce announced that it had imposed cash deposit requirements on the Canadian softwood lumber industry with a final aggregate countervailing and antidumping rate of 27.22%, that is, 18.79% for countervailing and 8.43% for antidumping. Since May 22, 2002, based upon a final decision of the United States International Trade Commission, we have made the required cash deposits on our exports of softwood lumber to the United States. The Canadian government has challenged both the countervailing and antidumping rates with the World Trade Organization and the North American Free Trade Agreement. As of January 1, 2005, cash deposits for countervailing and antidumping duties are being made and expensed by Domtar at a new rate of 20.95%, that is, 17.17% for countervailing and 3.78% for antidumping.
      We are currently experiencing, and may continue to experience, reduced revenues and margins in our Wood business as a result of countervailing and antidumping duty applications or any new arrangements between the United States and Canada.
Legal Proceedings
      In the normal course of our operations, we become involved in various legal actions mostly related to contract disputes, patent infringements, environmental and product warranty claims and labor issues. While the final outcome with respect to actions outstanding or pending cannot be predicted with certainty, it is our belief that their resolution will not have a material adverse effect on our financial position, earnings or cash flows.
      In April 2003, the Canadian Competition Bureau (the “Bureau”) began an investigation of Canada’s major distributors of carbonless paper and other fine paper products, including our Paper Merchants in Canada. In March 2004, the Bureau expanded its investigation to include dealings between the Corporation and Xerox Canada Limited. Although the investigation is continuing, we are not able to predict the outcome of this investigation or the impact, if any, it may have on us.
LEGAL MATTERS
      Certain legal matters in connection with this offering will be passed upon on our behalf by Ogilvy Renault LLP and Debevoise & Plimpton LLP. If any underwriters named in a prospectus supplement retain their own counsel to pass upon legal matters relating to the debt securities, the counsel will be named in the prospectus supplement.
EXPERTS
      Our auditors are PricewaterhouseCoopers LLP, Chartered Accountants, 1250 René Lévesque Boulevard West, Suite 2800, Montreal, Quebec, H3B 2G4. Our consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years in the three year period ended December 31, 2004 incorporated by reference in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, Chartered Accountants given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form F-10 under the Securities Act relating to the debt securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits.
      You may review a copy of the registration statement, including exhibits and documents filed with it, as well as any reports, statements or other information we file in the future with the SEC at the SEC’s public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these materials from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System (http://www.sec.gov), which is commonly known by the acronym “EDGAR”, as well as from commercial document retrieval services.

      We are required to file reports under the Exchange Act, and other information with the SEC. Under a multijurisdictional disclosure system adopted by the United States, such reports and other information may generally be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. In addition, we are subject to the filing requirements prescribed by the securities legislation of all Canadian provinces or territories. You are invited to read and copy any reports, statements or other information that we file with the Canadian provincial securities commissions or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval (http://www.sedar.com), which is commonly known by the acronym “SEDAR”. The Canadian System for Electronic Document Analysis and Retrieval is the Canadian equivalent of the SEC’s EDGAR system. Reports and other information about us should also be available for inspection at the offices of the Toronto Stock Exchange and the New York Stock Exchange.
      As a “foreign private issuer” under the Exchange Act, we intend to provide to our shareholders proxy statements and annual reports prepared in accordance with applicable Canadian law. Our annual reports will be available within 90 days of the end of each fiscal year and will contain our audited consolidated financial statements. We will also make available quarterly reports containing unaudited consolidated financial statements for each of the first three fiscal quarters. We intend to prepare these financial statements in accordance with Canadian GAAP and to include a reconciliation to US GAAP in the notes to the annual consolidated financial statements. We are exempt from provisions of the Exchange Act which require us to provide proxy statements in prescribed form to shareholders and which relate to short swing profit reporting and liability.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
      The following documents have been or will be filed with the SEC as part of or incorporated by reference in the registration statement of which this prospectus forms a part:

•	the documents referred to under “Documents Incorporated by Reference”;

•	form of indenture;

•	qualification of JPMorgan Chase Bank as Trustee on Form T-1;

•	consent of PricewaterhouseCoopers LLP;

•	consent of Ogilvy Renault LLP;

•	powers of attorney; and

•	calculation of earnings coverage ratios.

AUDITORS’ CONSENT
To the Board of Directors of Domtar Inc.
      We have read the base shelf prospectus of Domtar Inc. (“Domtar”) dated May 17, 2005 relating to the offering of debt securities of Domtar. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
      We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of Domtar on the consolidated balance sheets of Domtar as at December 31, 2004 and 2003 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2004. Our report to the shareholders is dated February 23, 2005.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Montreal, Quebec
May 17, 2005

A-1

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS
Indemnification of Directors and Officers
      Under Section 124 of the Canada Business Corporations Act, the Registrant may indemnify a present or former director or officer or a person who acts or acted at the Registrant’s request as a director or officer of another corporation of which such Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the Registrant or such other corporation, as the case may be, provided that such person acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the Registrant or such other corporation, as the case may be, only with court approval. A director or officer referred to above is entitled to such indemnification from the Registrant as a matter of right if he or she was substantially successful on the merits and fulfilled the conditions set forth above.
      In accordance with the Canada Business Corporations Act, the by-laws of the Registrant indemnify a director or officer, a former director or officer, a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor (or a person who undertakes or had undertaken any liability on behalf of the Registrant or any such body corporate), or such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Registrant or a director, officer or other similar executive of such other corporation or other organization, to the fullest extent permitted by law, if: (a) the person acted honestly and in good faith with a view to the best interests of the Registrant and (b) in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that their conduct was lawful. The Registrant is authorized to enter into agreements evidencing its indemnity in favour of the foregoing persons to the full extent permitted by law and may purchase and maintain insurance against the risk of its liability to indemnify pursuant to the foregoing provisions.
      The Registrant participates in the purchase of directors’ and officers’ liability insurance, which, subject to the provisions contained in the policy, protects the directors and officers against all claims made during each year of the applicable policy period (currently January, 2005 to January, 2006). This policy does not provide coverage for losses arising from the breach of fiduciary responsibilities under statutory or common law or from the violation or enforcement of pollutant laws and regulations.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits
      The following exhibits have been filed as part of this Registration Statement on Form F-10:

Exhibit
Number		Description

4.1		Annual Information Form of Domtar Inc., dated March 24, 2005, for the year ended December 31, 2004 (incorporated by reference to Domtar Inc.’s Form 40-F/A filed on March 24, 2005)

4.2		Audited Consolidated Balance Sheets of Domtar Inc. as at December 31, 2004 and 2003 and the audited Consolidated Statements of Earnings, Retained Earnings and Cash Flows for each of the years in the three-year period ended December 31, 2004 together with the related notes thereto and the auditors’ report thereon (incorporated by reference to Domtar Inc.’s Form 40-F filed on March 24, 2005)

4.3		Management’s Discussion and Analysis for the fiscal year ended December 31, 2004 (incorporated by reference to Domtar Inc.’s Form 40-F filed on March 24, 2005)

4.4		Management Proxy Circular dated March 24, 2005 relating to the meeting of shareholders held on April 28, 2005 (incorporated by reference to Domtar Inc.’s Form 6-K filed on March 24, 2005)

4.5		Unaudited Interim Consolidated Financial Statements of Domtar Inc. for the three months ended March 31, 2005 (including Management’s Discussion and Analysis relating thereto) and March 31, 2004 (incorporated by reference to Domtar Inc.’s 6-K filed on April 28, 2005)

5.1		Consent of PricewaterhouseCoopers LLP

5.2		Consent of Ogilvy Renault

6	.1*	Powers of Attorney

7.1		Form of Indenture between Domtar Inc. and JPMorgan Chase Bank, as Trustee (incorporated by reference to Exhibit 7.1 to Domtar Inc.’s Registration Statement on Form F-9/A (Reg. No. 333-110212) filed on November 7, 2003)

7	.2*	Statement of Eligibility and Qualification of the Trustee on Form T-1 under the Indenture

*	Previously filed

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking
      The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Amendment No. 1 to Form F-10 or to transactions in such securities.

Item 2.	Consent to Service of Process
      The Registrant has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
      Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement (File No. 333-124781) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on May 17, 2005.

Domtar Inc.

By:	/s/ Raymond Royer

Name: Raymond Royer

Title:	President and Chief Executive Officer and Director
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on the 17th day of May, 2005.

Signature	Title

/s/ Raymond Royer Raymond Royer	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Daniel Buron Daniel Buron	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Brian M. Levitt	Director and Chair of the Board

* Jack C. Bingleman	Director

* Raymond Chrétien	Director

* Paul-Henri Couture	Director

* Louis P. Gignac	Director

* Claude R. Lamoureux	Director

* Jacques Laurent	Director

* Gilles Ouimet	Director

Signature		Title

* Louise Roy		Director

* Robert J. Steacy		Director

* Gene R. Tyndall		Director

* Edward J. Waters		Director

* Roger Brear		Authorized U.S. Representative for Service of Process

*By:	/s/ Razvan L. Theodoru Razvan L. Theodoru, Attorney-in-Fact

Index to Exhibits
      The following exhibits have been filed as part of this Registration Statement on Form F-10:

Exhibit
Number		Description

4.1		Annual Information Form of Domtar Inc., dated March 24, 2005, for the year ended December 31, 2004 (incorporated by reference to Domtar Inc.’s Form 40-F/A filed on March 24, 2005)

4.2		Audited Consolidated Balance Sheets of Domtar Inc. as at December 31, 2004 and 2003 and the audited Consolidated Statements of Earnings, Retained Earnings and Cash Flows for each of the years in the three-year period ended December 31, 2004 together with the related notes thereto and the auditors’ report thereon (incorporated by reference to Domtar Inc.’s Form 40-F filed on March 24, 2005)

4.3		Management’s Discussion and Analysis for the fiscal year ended December 31, 2004 (incorporated by reference to Domtar Inc.’s Form 40-F filed on March 24, 2005)

4.4		Management Proxy Circular dated March 24, 2005 relating to the meeting of shareholders held on April 28, 2005 (incorporated by reference to Domtar Inc.’s Form 6-K filed on March 24, 2005)

4.5		Unaudited Interim Consolidated Financial Statements of Domtar Inc. for the three months ended March 31, 2005 (including Management’s Discussion and Analysis relating thereto) and March 31, 2004 (incorporated by reference to Domtar Inc.’s 6-K filed on April 28, 2005)

5.1		Consent of PricewaterhouseCoopers LLP

5.2		Consent of Ogilvy Renault

6	.1*	Powers of Attorney

7.1		Form of Indenture between Domtar Inc. and JPMorgan Chase Bank, as Trustee (incorporated by reference to Exhibit 7.1 to Domtar Inc,’s Registration Statement on Form F-9/A (Reg. No. 333-110212) filed on November 7, 2003)

7	.2*	Statement of Eligibility and Qualification of the Trustee on Form T-1 under the Indenture

*	Previously filed